Exhibit 99.1

Universal Hospital Services, Inc. Completes Private Offering of

$175 Million of Second Lien Senior Secured PIK Toggle Notes

Edina, Minn., June 17, 2011 — Universal Hospital Services, Inc. (“UHS”) today announced the successful completion of its previously announced private offering (the “Offering”) of $175 million in aggregate principal amount of its 8.50/9.25% second lien senior secured PIK toggle notes due in 2015 (the “New Notes”). The New Notes were offered as additional debt securities under an indenture pursuant to which UHS previously issued $230 million in aggregate principal amount of 8.50/9.25% second lien senior secured PIK toggle notes due in 2015. UHS intends to use the net proceeds of the Offering to, among other things, (i) repay all of the revolving borrowings under our senior secured credit facility, (ii) pay fees and expenses relating to the offering and (iii) pay a cash distribution to our equity holders and related option payments. Following repayment of all the borrowings under our senior secured credit facility in connection with this offering, we plan to pay a cash distribution to our equity holders and related option payments in an amount up to $34.5 million with proceeds of the offering and additional borrowings of approximately $1.1 million under our senior secured credit facility.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The New Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

This news release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities. The Offering will be made only by means of the confidential offering memorandum.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of medical equipment management and service solutions to the health care industry. UHS manages more than 580,000 pieces of medical equipment for over 8,600 clients in all 50 states. For more than 70 years, UHS has delivered management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in UHS filings with the Securities and Exchange Commission. Factors which could materially affect such forward-looking statements are described in such filings. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. UHS undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts

Universal Hospital Services, Inc.

Rex Clevenger, 952-893-3254

Executive Vice President and Chief Financial Officer

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